EXHIBIT 99.1

Hudson Technologies REPORTS REVENUES OF $24.7 Million FOR Third quarter 2017; DILUTED EPS of $0.05

Company Also Provides UNAUDITED pro Forma Results Including RECENT Airgas-refrigerants, Inc. Acquisition pearl river, ny – November 8, 2017 – Hudson Technologies, Inc. (NASDAQ: HDSN) announced results for the third quarter and nine months ended September 30, 2017 as well as unaudited pro forma results for the year ended December 31, 2016 and the six months ended June 30, 2017.

Hudson reported revenues of $24.7 million for the third quarter ended September 30, 2017, a decrease of 29% compared to $34.9 million in the comparable 2016 period. The revenue decrease in the quarter is primarily related to decreases in both price and volume of certain refrigerants sold. Gross margin in the third quarter of 2017 was 21% compared to 34% in the prior year period. Net income for the quarter was $2.1 million, or $0.05 per basic and diluted share, compared to net income of $4.8 million, or $0.14 per basic and diluted share, in the third quarter of 2016.

For the nine months ended September 30, 2017, Hudson reported revenues of $115.8 million, an increase of 18% compared to $97.7 million in the comparable 2016 period. The increase is primarily related to a higher average selling price of certain refrigerants and higher volumes of certain refrigerants sold during the period. Gross margin of 30% for the first nine months of 2017 was slightly lower than gross margin of 31% in the first nine months of 2016. Net income for the first nine months of 2017 was $16.4 million, or $0.39 per basic and $0.38 per diluted share, compared to $12.6 million or $0.38 per basic and $0.37 per diluted share in 2016.

As previously disclosed, during the third quarter of this year Hudson expected declines in price and volume for all refrigerants. However, the magnitude of the decline was greater than previously anticipated. Notwithstanding these trends, the Company achieved, and slightly exceeded, its gross margin target for the entire nine-month 2017 cooling season.

Following the close of the quarter, on October 10, 2017, Hudson announced the completion of its acquisition of Airgas-Refrigerants, Inc (“ARI”). Assuming that third quarter 2017 included ARI, unaudited pro forma unaudited consolidated revenue would have been approximately $57 million for the three months ended September 30, 2017.

The Company is also providing select unaudited pro forma results including ARI for the year ended December 31, 2016 and the six months ended June 30, 2017. Additional detailed unaudited pro forma financial information is available on Form 8-K/A filed today, Wednesday November 8, 2017.

Unaudited pro forma revenues, including ARI, for the year ended December 31, 2016 were $239.6 million with gross margin of 30%. Unaudited pro forma operating income was $40.2 million, or an operating margin of 17% for 2016, and unaudited pro forma net income was $17.0 million or $0.50 per basic and $0.48 per diluted share for the twelve months ended December 31, 2016. Year-end 2016 unaudited pro forma results include a non-cash $7.4 million adjustment to cost of sales to record the amortization of the step up in inventory to its estimated fair value, which was due to the purchase price allocation relating to the acquisition, but was not included in the historical results of ARI.

For the six months ended June 30, 2017, unaudited pro forma revenues were $171.3 million with gross margin of 34%. Unaudited pro forma operating income was $43.2 million or an operating margin of 25% and unaudited pro forma net income was $23.6 million or $0.57 per basic and $0.54 per diluted share for the first six months of 2017. First six month 2017 unaudited pro forma results include a non-cash $3.7 million adjustment to cost of sales to record the amortization of the step up in inventory to its estimated fair value, which was due to the purchase price allocation relating to the acquisition, but was not included in the historical results of ARI.

It is important to note that during the six month period ended June 30, 2017, as detailed in these unaudited pro forma results, the industry was experiencing significantly higher average sales price for certain refrigerants as compared to the market price during the most recent three month period ended September 30, 2017.

Kevin J. Zugibe, Chairman and Chief Executive Officer of Hudson Technologies commented, “Our acquisition of ARI in early October marks an important milestone in the growth of our business. ARI is an established and respected company in our industry with extraordinary people, technology and customers and their strength is becoming increasingly apparent now that we have begun working together. Our industry-leading technology, longstanding customer relationships and robust distribution network have established Hudson as a leader in the refrigerant and reclamation industry. The addition of ARI significantly advances our leadership position, adding complementary products and services, enhanced distribution and sales capabilities and a more extensive geographic footprint encompassing a broader customer base. We have considerably increased the scale of our business which will enable us to meet the needs of our customers throughout the current phase out of HCFCs and as the industry shifts to HFCs, which have also been identified for future phase down. We are confident in the long term opportunities ahead for our Company related to the sale and reclamation of all refrigerants as our industry continues to evolve and adopt new technologies and gases.

“As expected and previously disclosed, during the third quarter we saw a downturn in both volume and pricing for all refrigerants.  At the time of our second quarter release, R-22 prices had decreased to approximately $18 per pound and the pricing pressure continued through the end of the 2017 cooling season, with R-22 prices declining further to the current level of approximately $16 to $17 per pound. Additionally, as anticipated, HFC prices also came down, further impacting our results for the third quarter. Despite these third quarter headwinds, we were pleased to deliver revenue growth, gross margin slightly exceeding our target range and improved profitability for the nine-month selling season.”

Mr. Zugibe continued, “This is a transformative time for our Company and we are energized by the opportunity to leverage our best-in-class technology, enhanced products and service capabilities and decades of industry experience to capitalize on the changes we’re seeing in our industry landscape. We are well positioned to take advantage of opportunities related to the industry’s transition to next generation refrigerants, and, as the country’s leading reclaimer, to apply our expanded reclamation capabilities to help fill demand for refrigerants as virgin production is phased down and eliminated.”

CONFERENCE CALL INFORMATION

The Company will host a conference call to discuss the second quarter results today, November 8, 2017 at 5:00 P.M. Eastern Time.

To access the live webcast, please use the following link: https://www.hudsontech.com/investor-relations/events-presentations/

To participate in the call by phone, dial (888) 437-3179 approximately five minutes prior to the scheduled start time. International callers please dial (404) 267-0369.

A replay of the teleconference will be available until December 8, 2017 and may be accessed by dialing (877) 481-4010. International callers may dial (919) 882-2331. Callers should use conference ID: 22281.

About Hudson Technologies

Hudson Technologies, Inc. is a leading provider of innovative and sustainable solutions for optimizing performance and enhancing reliability of commercial and industrial chiller plants and refrigeration systems. Hudson's proprietary RefrigerantSide® Services increase operating efficiency, provide energy and cost savings, reduce greenhouse gas emissions and the plant’s carbon footprint while enhancing system life and reliability of operations at the same time. RefrigerantSide® Services can be performed at a customer's site as an integral part of an effective scheduled maintenance program or in response to emergencies. Hudson also offers SMARTenergy OPS®, which is a cloud-based Managed Software as a Service for continuous monitoring, Fault Detection and Diagnostics and real-time optimization of chilled water plants. In addition, the Company sells refrigerants and provides traditional reclamation services for commercial and industrial air conditioning and refrigeration uses. For further information on Hudson, please visit the Company's web site at www.hudsontech.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

Statements contained herein which are not historical facts constitute forward-looking statements. These include statements regarding management’s intentions, plans, beliefs, expectations or forecasts for the future including, without limitation, Hudson’s expectations with respect to the benefits, costs and other anticipated financial impacts of the ARI transaction; future financial and operating results of the company; and the company’s plans, objectives, expectations and intentions with respect to future operations and services. Such forward-looking statements involve a number of known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements.  Such factors include, but are not limited to, changes in the laws and regulations affecting the industry, changes in the demand and price for refrigerants (including unfavorable market conditions adversely affecting the demand for, and the price of, refrigerants), the Company's ability to source refrigerants, regulatory and economic factors, seasonality, competition, litigation, the nature of supplier or customer arrangements that become available to the Company in the future, adverse weather conditions, possible technological obsolescence of existing products and services, possible reduction in the carrying value of long-lived assets, estimates of the useful life of its assets, potential environmental liability, customer concentration, the ability to obtain financing, any delays or interruptions in bringing products and services to market, the timely availability of any requisite permits and authorizations from governmental entities and third parties as well as factors relating to doing business outside the United States, including changes in the laws, regulations, policies, and political, financial and economic conditions, including inflation, interest and currency exchange rates, of countries in which the Company may seek to conduct business, the Company’s ability to successfully integrate ARI’s operations and any assets it acquires from other third parties into its operations, and other risks detailed in the Company's 10-K for the year ended December 31, 2016 and other subsequent filings with the Securities and Exchange Commission. Examples of such risks and uncertainties specific to the ARI transaction include, but are not limited to, the possibility that the expected benefits will not be realized, or will not be realized within the expected time period. The words "believe", "expect", "anticipate", "may", "plan", "should" and similar expressions identify forward-looking statements.  Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date the statement was made.

Investor Relations Contact:	Company Contact:
John Nesbett/Jennifer Belodeau	Brian F. Coleman, President & COO
Institutional Marketing Services (IMS)	Hudson Technologies, Inc.
(203) 972-9200	(845) 735-6000
jnesbett@institutionalms.com	bcoleman@hudsontech.com

Hudson Technologies, Inc. and Subsidiaries

Consolidated Income Statements

(unaudited)

(Amounts in thousands, except for share and per share amounts)

	Three months ended September 30,		Nine months ended September 30,
	2017	2016	2017	2016

Revenues	24,706	$34,930	$115,766	$97,701
Cost of sales	19,636	22,890	80,811	67,649
Gross profit	5,070	12,040	34,955	30,052

Operating expenses:
Selling, general and administrative	3,473	3,895	9,823	8,507
Amortization	121	127	364	365
Total operating expenses	3,594	4,022	10,187	8,872

Operating income	1,476	8,018	24,768	21,180

Interest expense	(24)	(296)	(170)	(919)

Income before income taxes	1,452	7,722	24,598	20,261

Income tax expense (benefit)	(652)	2,933	8,236	7,699

Net income	$2,104	$4,789	$16,362	$12,562

Net income per common share - Basic	$0.05	$0.14	$0.39	$0.38
Net income per common share - Diluted	$0.05	$0.14	$0.38	$0.37
Weighted average number of shares outstanding - Basic	41,869,528	33,873,479	41,648,439	33,265,470
Weighted average number of shares outstanding - Diluted	43,463,982	35,297,585	43,173,427	34,341,930

Certain account balances have been reclassified for comparative purposes.

Hudson Technologies, Inc. and Subsidiaries

Consolidated Balance Sheets

(Amounts in thousands, except for share and par value amounts)

	September 30,	December 31,
	2017	2016
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$43,994	$33,931
Trade accounts receivable – net	13,948	4,797
Inventories	63,810	68,601
Prepaid expenses and other current assets	6,555	847
Total current assets	128,307	108,176

Property, plant and equipment, less accumulated depreciation	7,069	7,532
Deferred tax asset	1,874	2,532
Intangible assets, less accumulated amortization	2,935	3,299
Goodwill	856	856
Other assets	88	75
Total Assets	$141,129	$122,470

Liabilities and Stockholders' Equity
Current liabilities:
Trade accounts payable	$8,528	$5,110
Accrued expenses and other current liabilities	2,589	2,888
Accrued payroll	824	1,782
Income taxes payable	1,115	322
Short-term debt and current maturities of long-term debt	97	199
Total current liabilities	13,153	10,301
Long-term debt, less current maturities	83	152
Total Liabilities	13,236	10,453

Commitments and contingencies

Stockholders' equity:
Preferred stock, shares authorized 5,000,000: Series A Convertible preferred stock, $0.01 par value ($100 liquidation preference value); shares authorized 150,000; none issued or outstanding	-	-
Common stock, $0.01 par value; shares authorized 100,000,000; issued and outstanding 42,039,452 and 41,465,820	420	415
Additional paid-in capital	113,540	114,032
Retained earnings (accumulated deficit)	13,933	(2,430)
Total Stockholders' Equity	127,893	112,017

Total Liabilities and Stockholders' Equity	$141,129	$122,470